Media Contact:	Sabrena E. Tufts 441.294.6377
Investor Contact:	Jonathan J.R. Dodd 441.294.6355

For Immediate Release

QUANTA ANNOUNCES CORPORATE GOVERNANCE CHANGES

HAMILTON, Bermuda – October 27, 2005 – Quanta Capital Holdings Ltd. (NASDAQ: QNTA) today announced that its Board of Directors, upon the recommendation of the Governance and Nominating Committee, made three corporate governance changes. First, it elected James J. Ritchie as its Chairman. In his new role, he will be responsible for leading the work of the Board particularly with respect to driving the Company's strategy development and monitoring its execution.

Mr. Ritchie has over 28 years of experience in the insurance and financial services industries, particularly in the U.S. and international insurance and reinsurance industries. He served most recently as managing director and chief financial officer of White Mountains Insurance Group, Ltd.'s OneBeacon Insurance Company and was responsible for the Group's global financial function. Mr. Ritchie also held various positions with CIGNA Corporation, including Chief Financial Officer of CIGNA International. Prior to Mr. Ritchie's public insurance career, he served in the insurance audit group at Price Waterhouse. Mr. Ritchie is also a member of the board of directors and chairman of the audit committee of Ceres Group, Inc., and is a member of the board of directors and the audit committee of KMG America Corporation. Mr. Ritchie will remain as Chairman of the Audit Committee.

Mr. Ritchie said, "I am pleased to take a more active role in the Company. To help Quanta become more profitable, I expect to devote significant time and attention to improve the ability of strategy to create shareholder value. As we go forward, our Board will continue to evaluate our performance against our plan and through ongoing analysis, drive improvements in both our strategy and our execution. We also will continue to analyze the alignment of our structure with our strategy."

Wallace L. Timmeny, Chairman of the Governance and Nominating Committee, commented, "Our Board has an invaluable resource in Jim Ritchie, and we wanted to further leverage his many talents by asking him to serve as Chairman. This change is designed to strengthen the operating and governance structure of the Company. Separating the roles of the Chairman of the Board and the Chief Executive Officer now aligns us with what is considered an essential corporate governance best practice."

Second, the Board appointed Robert Lippincott III to the Audit Committee. Mr Lippincott became a director of the Company in March of 2005. He has been the President of Lippincott Consulting Holding LLC, which provides consulting services to the insurance and reinsurance industries since January 2005. Until December 2004, Mr. Lippincott served as Executive Vice President of Towers Perrin Reinsurance, a reinsurance intermediary. For 20 years prior to that, Mr. Lippincott served in a number of positions at the AXA group of insurance companies, most recently as the Chairman, President and Chief Executive Officer of AXA Re Property and Casualty Insurance Company.

Lastly, the Board established the Executive Committee of the Board consisting of James J. Ritchie, who will serve as its Chairman, Robert Lippincott III and Tobey J. Russ, the Company's Chief Executive Officer. The Executive Committee has been charged to work with management on the execution of the Company's core strategies.

The Company will report its 2005 third quarter financial results on Monday, October 31, 2005 after the market close. The company's management will host a conference call to discuss these results on

Tuesday, November 1, 2005, at 9 a.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Quanta's website at www.quantaholdings.com. A replay of the teleconference will be available from 11:00 a.m. Eastern Time on November 1, 2005 until November 8, 2005. To listen to the replay, please dial 888-286-8010 (International callers dial 617-801-6888) and enter #71185094. The webcast will be available online at www.quantaholdings.com for one month following the call.

About Quanta Capital Holdings Ltd.

Quanta Capital Holdings Ltd., a Bermuda holding company, provides specialty insurance, reinsurance, risk assessment and risk consulting products and services through its subsidiaries. Through operations in Bermuda, the United Kingdom, Ireland and the United States, Quanta focuses on writing coverage for specialized classes of risk through a team of technically qualified underwriters. The company offers specialty insurance and reinsurance products that often require extensive technical underwriting skills, risk assessment resources and engineering expertise.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors are detailed in the company's filings with the U.S. Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements to reflect subsequent events or circumstances.